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Exhibit 99.1


Generex Biotechnology Corporation (ticker: GNBT, exchange: NASDAQ) News Release - 23-May-2003

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Lilly and Generex Biotechnology Agree to End Diabetes Collaboration;
Parties Working on Terms for Lilly to Continue Insulin Supply Arrangement

TORONTO, May 23 /PRNewswire-FirstCall/ -- Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that Generex and Eli Lilly and Company (NYSE:
LLY) have agreed to end their development and license agreement for the development and commercialization of a buccal delivery of insulin. Generex also announced today that, pursuant to the provisions of the development and license agreement, both parties are working on terms for Lilly to continue to supply a specified amount of insulin for Generex's further development work. All of Generex's intellectual property and commercialization rights with respect to the buccal spray drug delivery technology will revert to Generex, which will have the continuing right to develop and commercialize the product at its own expense.


Anna Gluskin, President & CEO of Generex, stated: "This is a positive development for Generex. Generex will continue to advance Oralin(TM) through the regulatory process in Canada and, once appropriate partners are in place, in the United States and elsewhere. We continue to have absolute confidence in our drug delivery technology as Oralin(TM) repeatedly demonstrates positive results in terms of safety and efficacy in patients with diabetes." Generex anticipates that the next stage of the clinical development of Oralin(TM) will commence in the third quarter of 2003.


About Generex


Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery -- delivery to the oral cavity for absorption through the inner mouth mucosa -- of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.


This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.